Filed Pursuant to Rule 433

Registration No. 333-221324

Wells Fargo & Company Market Linked Securities

Market Linked Securities–Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to an Equity Index Basket due November 6, 2023

Term Sheet to Preliminary Pricing Supplement No. 142 dated October 2, 2018

Summary of Terms

Issuer:	Wells Fargo & Company
Term:	Approximately 5 years
Market Measure:	An unequally weighted basket (the “Basket”). The basket components and their weightings are as follows: S&P 500® Index (40%) EURO STOXX 50® Index (40%) Nikkei Stock Average (20%)
Pricing Date:	October 30, 2018*
Issue Date:	November 6, 2018*
Original Offering Price:	$1,000 per security (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	November 6, 2023
Starting Level:	100
Ending Level:	See “How the ending level is calculated” on page 3
Threshold Level:	70, which is 70% of the starting level
Participation Rate:	[165% to 175%], to be determined on the pricing date
Calculation Day:	October 30, 2023*
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	2.62%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.50% and WFS will pay 0.12% of the agent's discount to WFA as a distribution expense fee
CUSIP:	95001BA38

Description of Terms

•	Linked to an EquityIndex Basket comprised of the S&P 500® Index (40%); the EURO STOXX 50® Index (40%); and the Nikkei Stock Average (20%)
•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from its starting level to its ending level. The maturity payment amount will reflect the following terms:
•	If the value of the Basket increases:

You will receive the original offering price plus 165% to 175% (to be determined on the pricing date) participation in the upside performance of the Basket.

•	If the value of the Basket decreases but the decrease is not more than 30%:

You will be repaid the original offering price

•	If the value of the Basket decreases by more than 30%:

You will have full downside exposure to the decrease in the value of the Basket from the starting level, and you will lose more than 30%, and possibly all, of the original offering price of your securities

•	Investors may lose some, or all, of the original offering price
•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the basket components for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer's discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the securities is approximately $939.25 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $919.25 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer's other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a hypothetical participation rate of 170% (the midpoint of the specified range for the participation rate) and a threshold level equal to 70% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual participation rate, and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending price	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
175.00	75.00%	$2,275.00	127.50%	17.12%
150.00	50.00%	$1,850.00	85.00%	12.68%
140.00	40.00%	$1,680.00	68.00%	10.64%
130.00	30.00%	$1,510.00	51.00%	8.41%
120.00	20.00%	$1,340.00	34.00%	5.94%
110.00	10.00%	$1,170.00	17.00%	3.16%
105.00	5.00%	$1,085.00	8.50%	1.64%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
70.00	-30.00%	$1,000.00	0.00%	0.00%
69.00	-31.00%	$690.00	-31.00%	-7.28%
50.00	-50.00%	$500.00	-50.00%	-13.39%
25.00	-75.00%	$250.00	-75.00%	-25.88%

Assumes a hypothetical participation rate of 170% (the midpoint of the specified range of the participation rate). Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending level and participation rate.

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How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

•	If the ending level is greater than the starting level: $1,000 plus:

(i)	$1,000	×	ending level – starting level starting level	× participation rate

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•	If the ending level is less than the threshold level: $1,000 minus

$1,000	×	starting level – ending level starting level

If the ending level is less than the threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity.

How The Ending Level Is Calculated

The ending level will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 40% of the component return of the S&P 500 Index; (B) 40% of the component return of the EURO STOXX 50 Index; and (C) 20% of the component return of the Nikkei Stock Average.

The component return of a basket component will be equal to:

final component level – initial component level initial component level where,

•	the initial component level will be the closing level of such basket component on the pricing date; and

•	the final component level will be the closing level of such basket component on the calculation day.

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Selected Risk Considerations

The risks set forth below are discussed in detail in the "Risk Factors" section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 30%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Changes In The Levels Of The Basket Components May Offset Each Other.
•	The Securities Are Subject To The Credit Risk Of Wells Fargo.
•	Holders Of The Securities Have Limited Rights Of Acceleration.
•	Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If The Issuer Conveys, Transfers Or Leases All Or Substantially All Of Its Assets To One Or More Of Its Subsidiaries.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC's Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer's Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	Your Return On The Securities Could Be Less Than If You Owned The Securities Included In The Basket Components.
•	Historical Levels Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.
•	Changes That Affect The Basket Components May Adversely Affect The Value Of The Securities And The Maturity Payment Amount You Will Receive At Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.
•	The Issuer And Its Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Issuer's Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
o	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
o	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
o	Research reports by the Issuer's affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the levels of the basket components.
o	Business activities of the Issuer's affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the levels of the basket components.
o	Hedging activities by the Issuer's affiliates or any participating dealer or its affiliates may adversely affect the levels of the basket components.
o	Trading activities by the Issuer's affiliates or any participating dealer or its affiliates may adversely affect the levels of the basket components.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

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Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

The Nikkei Stock Average is the intellectual property of Nikkei Inc. “Nikkei” and “Nikkei Stock Average” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei Stock Average.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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